Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252077

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 3 DATED JUNE 4, 2024

TO THE PROSPECTUS DATED APRIL 11, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated April 11, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide an update to our share repurchase plan.

Share Repurchase Plan

Pursuant to the terms of our share repurchase plan, the total amount of share repurchases is limited to no more than 2% of our aggregate NAV per month and no more than 5% of our aggregate NAV per calendar quarter (calculated as described in the Prospectus).

During May 2024, we received repurchase requests equal to approximately 2.47% of our NAV. Our board of directors, including all of our independent directors, unanimously authorized repurchases in excess of the 2% limit for May 2024 such that 100% of share repurchase requests timely received in May 2024 will be satisfied.

VGN-NREIT-0624P